UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 19, 2014

AMERICAN BIO MEDICA CORPORATION

(Exact name of registrant as specified in its charter)

New York	0-28666	14-1702188
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification
incorporation)		Number)

122 Smith Road, Kinderhook, NY	12106
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 518-758-8158

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On December 11, 2014, Edmund M. Jaskiewicz informed the Board of Directors of American Bio Medica Corporation (the “Company”) of his decision to step down from his position of Director and Chairman of the Board of Directors. On December 19, 2014, the Company’s Board of Directors received written confirmation of this decision in a letter from Mr. Jaskiewicz dated December 17, 2014. The letter did not contain any statements describing disagreements with the Company related to its operations, policies or practices, nor did any such disagreement lead to Mr. Jaskiewicz’s resignation. Mr. Jaskiewicz cited personal reasons for his resignation. Mr. Jaskiewicz did not serve on any committee of the Board of Directors. Mr. Jaskiewicz has served on the Company’s Board of Directors since 1992.

On December 22, 2014, upon recommendation of the Company’s Nominating Committee of the Board of Directors, the Board of Directors appointed Diane J. Generous to fill the board seat vacancy created by Mr. Jaskiewicz’s resignation. Ms. Generous is the daughter of Mr. Jaskiewicz. Ms. Generous is an attorney with over 25 years in strategic fundraising, development and advocacy communications. She received her JD from George Washington University and her BA in Economics from Duke University. Since January 2005, she has been a principal of Generous Associates, a consulting firm that provides political and non-profit strategies and fundraising services. There are no material arrangements, including compensation arrangements, between Ms. Generous and the Company other than customary compensation to board members.

On December 22, 2014, upon recommendation of the Company’s Nominating Committee of the Board of Directors, the Board of Directors appointed Richard P. Koskey to the position of Chairman of the Board of Directors. Mr. Koskey has been a director of the Company since 2003 and he currently serves as the Chairman of the Audit Committee of the Company’s Board of Directors and as a member of the Compensation and Nominating Committees. Since 1975, he has been a managing principal of Pattison, Koskey, Howe and Bucci, P.C. , and he has over 30 years experience as a CPA.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN BIO MEDICA CORPORATION (Registrant)

By:	/s/ Melissa A. Waterhouse
Melissa A. Waterhouse
Chief Executive Officer (Principal Executive Officer)
Principal Financial Officer

Dated: December 24, 2014